Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 20, 2005

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

6083 Bristol Parkway, Suite 100
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On May 20, 2005, Prospect Medical Holdings, Inc. (“Prospect”) announced that it had made a $675,000 investment towards the purchase of a minority stake in Brotman Medical Center (“Brotman”) from an affiliate of Tenet Healthcare Corporation. The remainder of the ownership in Brotman will be held by admitting physicians, other strategic investors and the Brotman management team, none of whom will have a controlling interest in Brotman. The total purchase price for Brotman will be approximately $11 million, substantially all of which will be financed under the terms of a financing commitment currently in place. The financing is non-recourse to Prospect. Prospect’s investment is in a newly formed acquisition entity, Brotman Medical Center, Inc. (“BMCI”). Exclusive of transaction costs, Prospect is not required to make any additional investment in the transaction, and will not be responsible for any of the obligations of BMCI or Brotman.  Prospect does not expect its total investment in BMCI, inclusive of all related expenses, to exceed $1 million, all of which will be funded from Prospect’s existing cash resources.

Brotman Medical Center, founded in 1924, is a 420-bed hospital located at 3828 Delmas Terrace in Culver City, California. The hospital offers a wide range of inpatient and outpatient acute care services as well as rehabilitation, psychiatric care and chemical dependency services. The hospital also operates a 24-hour emergency services center. Brotman is fully accredited by the Joint Commission on the Accreditation of Healthcare Organizations.

Brotman will continue to be run by its existing management team. Prospect is not in the business of owning or managing hospitals. Prospect invested in BMCI because management believes there is an opportunity for Prospect and Brotman to partner with HMOs to jointly contract and market Medicare services. Management believes that this will result in better patient service, will be a more favorable arrangement for HMOs and will provide Prospect with an exclusive opportunity to increase Medicare membership in the West Los Angeles area. Management believes this arrangement will also enable Brotman to continue to expand and improve its high quality service offerings to the surrounding community.

Closing of the transaction is dependent upon satisfaction of all closing conditions required by the asset purchase agreement, obtaining various state and federal regulatory approvals, and finalizing all necessary investor participation and financing arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Medical Holdings, Inc.

	By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated: May 26, 2005